Exhibit 99.1

Immune Pharmaceuticals Announces $5 Million Financing

Company to launch bertilimumab partnering process in the current quarter

FORT LEE, NJ (October 9, 2018) - Immune Pharmaceuticals, Inc. (OTCQB: IMNP) (“Immune” or the “Company”), a biopharmaceutical company developing novel therapeutic agents for the treatment of immunologic and inflammatory diseases, announced today that it has entered into a Securities Purchase Agreement with an institutional investor pursuant to which it has sold $5.5 million in principal amount of Senior Secured Redeemable Convertible Debentures (the “Debentures”) for $2 million in cash, and a $3 million promissory note to be funded upon the earlier of the effectiveness of a registration statement covering the resale of the shares issuable or conversion of the Debentures.

Tony Fiorino MD, PhD, Immune’s interim Chief Executive Officer, said “This financing gives us the means to continue the recent forward momentum we have achieved with bertilimumab, with the goal of building what we believe will be substantial additional value. We expect the proceeds from this transaction to fund our operations into the second quarter of 2019. Over that time, we expect to achieve previously disclosed milestones that include the release of additional results from the BP-01 study, obtaining important regulatory feedback, advancing our new manufacturing process and unblinding the ulcerative colitis study, which has now completed recruiting subjects.”

Dr. Fiorino went on to say, “I accepted the role of interim Chief Executive Officer because I believe that bertilimumab is a strategically attractive asset, and this funding provides us with runway to pursue that option. Given the challenging financing environment faced by the company, we have decided to accelerate our plan to seek a development partner for bertilimumab. We will initiate the bertilimumab partnering process this quarter, rather than waiting to complete these important milestones prior to formally launching a process.”

The Debentures bear compounded interest at a rate of 10% per annum, subject to adjustment as specified in the Debentures, and mature five years from the issuance date. The debt is convertible into shares of Immune common stock at a conversion price of $0.075 per share, subject to certain adjustments in the event of future financings. The Company also issued to the investor 50 million three-year warrants exercisable at $0.10 per share, also subject to adjustment in the event of future financings. The Debentures are secured by the Company’s assets, other than those associated with Ceplene (histamine dihydrochloride).

The Company does not currently have sufficient common shares authorized if the Debentures are converted in full and the Warrants are exercised, and plans to call a special meeting of stockholders within 90 days to obtain approval for an increase in the authorized common stock to enable us to satisfy those obligations.

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In connection with this financing, the holders of the Company’s Original Issue Discount Convertible Debentures agreed to waive the outstanding event of default resulting from the suspension of the trading of the Company’s common stock on the Nasdaq Capital Market (other than the required increase in the principal amount of the OID Debentures) and to amend the OID Debentures to enable the Company to consummate the financing, in exchange for an aggregate amendment fee of $49,220.

This press release does not constitute an offer to sell or a solicitation of an offer to buy the securities in this offering, nor will there be any sale of these securities in any jurisdiction in which such offer solicitation or sale are unlawful prior to registration or qualification under securities laws of any such jurisdiction.

About Immune Pharmaceuticals, Inc.

Immune Pharmaceuticals Inc. is a biopharmaceutical company developing novel therapeutic agents for the treatment of immunologic and inflammatory diseases. Immune's lead program, bertilimumab, is a first-in-class, human monoclonal antibody that targets eotaxin-1, a chemokine that plays a role in immune responses and attracts eosinophils to the site of inflammation. By blocking eotaxin-1, bertilimumab may prevent the migration and activation of eosinophils and other cells, thus blocking an important inflammatory pathway active in a variety of allergic and immune diseases. Bertilimumab has shown promising clinical activity in bullous pemphigoid and has been studied in other conditions including allergic rhinitis and ulcerative colitis, and may have application in other diseases, including atopic dermatitis, asthma, and other diseases. Immune is also developing NanoCyclo, a nano-encapsulated formulation of cyclosporin, which is in late stage preclinical development for atopic dermatitis and psoriasis. For more information, please visit www.immunepharma.com and connect with the Company on Twitter, LinkedIn, and Facebook.

Safe Harbor Statements Regarding Forward Looking Statements

The statements in this news release made by representatives of Immune relating to matters that are not historical facts, including without limitation, those regarding future performance or financial results, the timing or potential outcomes of research collaborations or clinical trials, any market that might develop for any of Immune's product candidates and the sufficiency of Immune's cash and other capital resources, Immune’s ability to fund its operations, the continued development by Immune of bertilimumab are forward-looking statements that involve risks and uncertainties, including, but not limited to, the likelihood that actual performance or results could materially differ, that future research will prove successful, the likelihood that any product in the research pipeline will receive regulatory approval in the U.S. or abroad, or Immune's ability to fund such efforts with or without partners. Immune undertakes no obligation to update any of these statements. In addition, there can be no assurance that Immune will be able to reduce expenses, capitalize on strategic alternatives, develop its assets, and generate value for shareholders. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as to the date hereof. Accordingly, any forward-looking statements should be read in conjunction with the additional risks and uncertainties detailed in Immune's filings with the Securities and Exchange Commission, including those discussed in Immune's Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and periodic reports filed on Form 8-K.

Investor Contact

Investors@immunepharma.com

SOURCE Immune Pharmaceuticals Inc.

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